Harris & Harris Group

	Venture Capital for Nanotechnology and Microsystems


ANNUAL REPORT 2008

FELLOW SHAREHOLDERS:

The year 2008 ended with the retirement of Charles E. Harris, who was the Chairman and Chief Executive Officer of Harris & Harris Group, Inc., since 1984. Like many long-serving Chief Executive Officers, Charlie adhered to Ben Franklin's principle, "keep thy shop and it will keep thee." Charlie liked to say, "if the people who run a company think continuously about what they can do to benefit the company, there is no limit to the company's growth potential. Alternatively, if the people who run a company think primarily about what they can take out of a company, it is unlikely to get very far." Charlie focused on doing the right thing for the Company, and he believed it would do the right thing by him. As we press forward into 2009 and beyond, we believe the Company is well positioned, and stronger, because the current management had the opportunity to work within Charlie's style of leadership. We, like Charlie, believe that integrity is the most important quality for management to bring to the Company. We thank Charlie for his years of leadership and service to the Company.

The fourth quarter 2008 saw the continued intensification of the housing and credit crisis, leading to further banking, stock market and commodity price collapses and an acceleration of the slowdown in global economic activity. In our opinion, we have not yet seen a significant deceleration of this downward spiral, and as yet, we don't believe we have an indication of when the economy will start growing. Assets worldwide continue to decrease in value. In 2008, the Dow Jones Industrial Average, the S&P 500 and the Nasdaq were down 33.8 percent, 38.5 percent and 40.5 percent, respectively. In 2008, the shares of publicly traded nanotechnology-related companies were down on average 60.1 percent. Also in 2008, the share prices of financial companies and business development companies ("BDCs"), with which we often are grouped, declined on average 51.8 percent and
48.7 percent, respectively. Harris & Harris Group is an internally managed venture capital company that has elected to operate as a BDC under the Investment Company Act of 1940. Unlike other BDCs that engage primarily in middle market lending, we believe that we are the only BDC that invests exclusively in venture capital-backed technology companies. Our investment objective remains long-term capital appreciation rather than current income. We have no debt outstanding. Accordingly, we are not subject to credit agency downgrades or risk of default or failure from these types of loans that could cause us to fail asset coverage tests or force a fire sale of assets. However, for 2008, in spite of the above, our share price declined 55.1 percent.

The environment facing venture capital investors has continued to decline. During the fourth quarter of 2008, the total capital invested and number of rounds of financing by venture capital firms decreased by 30 percent and 22 percent, respectively. Dow Jones VentureSource issued a press release on January 2, 2009, summarizing the state of the exit market as the "lowest point in five years," down 59 percent. According to Dow
Jones VentureSource, there were no venture-backed initial public offerings in the fourth quarter of 2008, and there were only seven

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venture-backed companies that completed an initial public offering in 2008.
According to the National Venture Capital Association, the number of acquisitions of venture-backed companies decreased by 53 percent in the fourth quarter of 2008 and by 28 percent for the year 2008. The median amount of time it takes for a company to reach a liquidity event (i.e., complete an initial public offering or be acquired) increased in 2008 to approximately eight years. The challenge for us in 2009 and in the coming years will be 1) to guide our companies towards maturity in this difficult economic environment, 2) to seek profitable exits for some of our portfolio companies, and 3) to seek investments with capital requirements and investment time horizons in line with our current net asset size.

As we noted in the third quarter 2008 report to shareholders, "until such times that conditions improve, the recent substantial decrease in the general availability of capital has greatly increased the risk that companies that need to raise money to reach cash-flow breakeven or complete an exit will either have to pay a higher price than heretofore for capital or not be able to raise additional capital at all." As of December 31, 2008, the valuations of our portfolio companies continue to reflect two aspects of financing risk. The first is the risk that we may be required to give up a disproportionate amount of equity in a portfolio company for it to obtain additional capital. The second is that a portfolio company may not be able to obtain additional capital at any cost. We refer to this as "financing non-performance risk." During the fourth quarter, our net asset value declined by $0.44 per share, of which the reduction in valuation of the equity interests in our portfolio accounted for $0.39 per share or $10,153,431. For the year ended 2008, our net asset value declined by $1.69 per share, of which the reduction in valuation of the equity interest in our portfolio accounted for $1.57 per share or $38,851,029.

As we noted in the third quarter 2008 report to shareholders, "at the end of the day, our cash flow reflects what we receive for investments when we liquidate them versus what we paid for them, rather than interim valuations of our investments." Nevertheless, interim valuations are important information for our shareholders. Thus, we believe some additional information relating to the interim status of our portfolio can be insightful during this period of trauma in the financial system and in the economy in general.

In 2008, as in most periods, some adjustments of valuations were required to reflect specific fundamental developments unique to particular portfolio companies. However, in 2008, approximately 60 percent of the write-downs in the equity interests in our portfolio were a result of financing non-performance risk. This is primarily a reflection that in 2009, approximately 19 of our 34 venture capital portfolio companies will need to seek additional capital. As we noted in our second quarter 2008 letter to shareholders, we expect to make a higher percentage of our investments in follow-on investments. At this time, we do not know if these companies will be able to raise additional capital. Additionally, if they can raise capital we do not know if the share price will be at, above or below the share price of the most recent financing.

With the information we have as of December 31, 2008, it is likely that eight of our top ten holdings by value will not require financing from us in 2009. Further, we believe that three of these companies will require no further financing, one is financed through the fourth quarter of 2011 and four are financed through at least the second quarter of 2010. Two of these companies require financing in 2009, one of which is a cleantech company. We believe cleantech companies remain the strongest venture

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capital sector by financing as of the end of 2008.  The companies that do not raise capital in 2009 can focus on executing on their business plans.

In 2008, as in 2007, 15 of our portfolio companies had over $1 million in revenue. Six of these companies had over $10 million in revenue. Nine of our fifteen portfolio companies with over $1 million in revenue had greater revenue in 2008 than in 2007. In 2008, the gross revenue for all our companies was approximately $242 million. This is an increase of 22.2 percent from gross revenue of approximately $198 million in 2007. The majority of this increase in revenue for 2008 came from one company. In 2008, one of our nanobiotechnology companies continued its Phase I clinical trials and one completed Phase II clinical trials.
In summary, in 2008, we believe many of our portfolio companies continued to mature towards future potential exits.

The write down in the valuation of our equity holdings in 2008 did not affect our cash flow or our cash position. At year end 2008, we had $53,676,249 in cash and U.S. treasury obligations. During 2008, our initial investments in nanotechnology-enabled companies decreased in comparison to previous years. In 2008, we invested a total of $2,734,500 in four initial private investments, for an average initial investment of $683,625. This compares to an average of $1,681,622 per initial private investment in approximately six initial investments a year, in the previous three year period from 2005 to 2007. We believe this level of investment is appropriate and will remain appropriate throughout 2009. In the current economic environment, survival appears to be determined primarily by adequate capital and liquidity. In this environment, we are aware initial private investments carry greater risks.

Additionally, in 2009 we are operating with 11 employees, down from a high of 13 in 2008. In 2009, we expect our operating budget to be approximately $6,200,000 down from $6,708,726 in 2008, or a reduction of 7.6 percent. We do not believe we could manage the company effectively with fewer employees. Anecdotally, during the 2008 audit, there were a few days where we had five outside auditors and accountants in our New York office. The auditors almost outnumbered our entire New York team, and if our deal team was not traveling to portfolio companies, we would not have had space for everyone. To effectively invest in and manage our portfolio from coast to coast, while complying with the legal requirements for operating a publicly traded company, regulated under the Investment Company Act of 1940, we require a team that is highly qualified in each member's respective expertise and responsibilities.
We believe we have assembled such a qualified team. Although the team is small in number, we believe it is capable of managing all of the responsibilities required to maintain our leadership investing in nanotechnology-enabled companies.

In closing, the management of the Company, members of which are both shareholders and employees investing our careers in the company, believes that surviving these trying times in both the capital markets and the economy will present opportunities to thrive in the future.
We believe the permanent capital our shareholders have entrusted to us provides the opportunity to manage through this prolonged downturn, as it has provided us with the resources to position the Company for this environment. We believe permanent capital 1) permits us to continue to retain the highest caliber team to invest in nanotechnology-enabled companies; 2) provides the opportunity to invest at a historic low point in asset valuation; and, most importantly, 3) provides us with the opportunity to be patient and wait for opportunities to exit

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our portfolio companies at what we believe are appropriate valuations.
We continue to believe that some of the companies in our venture capital portfolio will be acquired, and others will go public, at significant premiums to today's valuations. As Charles Harris is fond of saying, we are positioning ourselves such that we can "survive to thrive."



/s/ Douglas W. Jamison			/s/Daniel B. Wolfe
Chairman, Chief Executive Officer	President, Chief Operating Officer,
and Managing Director			Chief Financial Officer and
					Managing Director

/s/ Michael A. Janse			/s/ Alexei A. Andreev
Michael A. Janse			Alexei A. Andreev
Executive Vice President and		Executive Vice President and
Managing Director			Managing Director

March 16, 2009


This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.
These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Annual Report on Form 10-K for the year ended December 31, 2008, as well as subsequent SEC filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.

Shareholders are advised to read the Company's Proxy Statement for the 2009 Annual Meeting of Shareholders when it becomes available because it contains important information. The Company's proxy statement will be available, free of charge, on the Securities and Exchange Commission's website (www.sec.gov) and on the Company's website (www.TinyTechVC.com). Additional information about the Company, such as the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are also available free of charge at www.sec.gov and www.TinyTechVC.com. The reference to the websites www.TinyTechVC.com and www.sec.gov has been provided as a convenience, and the information contained on such websites is not incorporated by reference into this letter. Harris & Harris Group is not responsible for the contents of third party websites.

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